Filed Pursuant To Rule 433

Registration No. 333-238478

June 4, 2020

Information Classification: Limited Access Twitter: Posts Link to: AdTrax code: Exp. Date: ALPS code (if applicable): VIDEO: AdTrax code: Exp. Date: Standard Tweet Copy [140 char recommended] [280 char max] [Each emoji counts as 2 char] [Each em dash counts as 2 char] [Include hashtags] [Include mentions] Note a link as: [Bit.ly – placeholder!] Poll Tweet Copy [140 char recommended] [280 char max] [25 char max for poll answers] [Min 2 answer options, max 4]    https://www.ssga.com/us/etfs/investment-ideas/invest-in-gold-etfs 2785362.1.1.AM.RTL 11/30/2020 2792866.2.1.AM.RTL 04/30/2021 Tweet 1: Don’t underestimate a potential performer. If you think #gold is just a quiet option, #thinkagain Learn more about $GLD and investing in gold: [Bit.ly – placeholder!] Tweet 2: It may not make as much noise as equities or bonds, but if you think #gold is just a quiet option, think again . Learn more: [Bit.ly – placeholder!] Tweet 3: Sometimes, the quiet one really does have the loudest voice. Learn more about gold and how it can potentially shine when you least expect it: [Bit.ly – placeholder!] Tweet 4: Think #gold is just a quiet option? #Thinkagain. Learn why, and how to get into gold with $GLD: [Bit.ly – placeholder!] Tweet 5: When it’s showtime and the environment is stressful, do you expect a big performance? Learn why gold may be perceived as a quiet option, but can potentially help your portfolio in times of stress: [Bit.ly – placeholder!]

Link Title [50 char recommended] [70 char max] Think Gold Is Just A Quiet Option? Think Again. Think GLD Is Just A Quiet Option? Think Again. Get the Facts About Gold and GLD Think Again About Investing In Gold

Information Classification: Limited Access Twitter: Posts Link to: AdTrax code: Exp. Date: ALPS code (if applicable): VIDEO: AdTrax code: Exp. Date: Standard Tweet Copy [140 char recommended] [280 char max] [Each emoji counts as 2 char] [Each em dash counts as 2 char] [Include hashtags] [Include mentions] Note a link as: [Bit.ly – placeholder!] Poll Tweet Copy [140 char recommended] [280 char max] [25 char max for poll answers] [Min 2 answer options, max 4] https://www.ssga.com/us/etfs/investment-ideas/invest-in-gold-etfs 2785362.1.1.AM.RTL 11/30/2020 2792866.2.1.AM.RTL 04/30/2021 Tweet 1: Don’t underestimate a potential performer. If you think #gold is just a quiet option, #thinkagain Learn more about $GLD and investing in gold: [Bit.ly – placeholder!] Tweet 2: It may not make as much noise as equities or bonds, but if you think #gold is just a quiet option, think again . Learn more: [Bit.ly – placeholder!] Tweet 3: Sometimes, the quiet one really does have the loudest voice. Learn more about gold and how it can potentially shine when you least expect it: [Bit.ly – placeholder!] Tweet 4: Think #gold is just a quiet option? #Thinkagain. Learn why, and how to get into gold with $GLD: [Bit.ly – placeholder!] Tweet 5: When it’s showtime and the environment is stressful, do you expect a big performance? Learn why gold may be perceived as a quiet option, but can potentially help your portfolio in times of stress: [Bit.ly – placeholder!]

Video: Information Classification: Limited Access

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Advisors Funds Distributors, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.